Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Announces Redemptions of Preferred Stock and
7.625 Percent Senior Notes Due 2015

CLEVELAND, Ohio - February 26, 2013 -- Forest City Enterprises, Inc., (NYSE: FCEA and FCEB) today announced that it has provided notices of its intention to redeem all outstanding shares of its Series A Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”), and all outstanding 7.625 percent Senior Notes due 2015 (the “Notes”).
Approximately 209,877 shares of Preferred Stock, or $10.5 million aggregate liquidation preference, are currently outstanding, and approximately $53.3 million aggregate principal amount of the Notes are currently outstanding. Redemption of the outstanding securities will reduce annualized fixed charges, in the form of interest expense and dividend payments, by approximately $4.8 million.
“These transactions are another example of our ongoing focus on strengthening our balance sheet and building a strong, sustaining capital structure,” said David J. LaRue, Forest City president and chief executive officer. “We are committed to continuing to improve our debt metrics, while also pursuing operational excellence and selectively investing in new development opportunities, primarily through existing entitlement in our core markets.”
The Company provided notice to its transfer agent, Wells Fargo Shareowner Services, of its intention to redeem, on March 15, 2013 (the “Preferred Stock Redemption Date”), all of the outstanding shares of Preferred Stock pursuant to the terms of the Preferred Stock. The redemption price will be 100 percent of the liquidation preference of the Preferred Stock redeemed, plus any accrued and unpaid dividends up to, but not including, the Preferred Stock Redemption Date. Holders of the Preferred Stock may convert their shares into shares of the Company's Class A Common Stock according to the terms of the Preferred Stock up to the close of business on March 14, 2013.
In a separate transaction, the Company has provided notice to the indenture trustee, The Bank of New York Mellon Trust Company, N.A., of its intention to redeem, on March 29, 2013 (the “Notes Redemption Date”), all of the outstanding Notes, pursuant to the terms of the Notes. The redemption price will be 100 percent of the principal amount of the Notes redeemed, plus any accrued and unpaid interest up to, but not including, the Notes Redemption Date.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.
Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

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